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LRN — Q4 2013 K12 Inc. Earnings Conference Call

EVENT DATE/TIME: AUGUST 29, 2013 / 12:30PM GMT

CORPORATE PARTICIPANTS
Christie Parker K12 Inc. — VP of IR
Nate Davis K12 Inc. — Executive Chairman
Tim Murray K12 Inc. — President & COO
Ron Packard K12 Inc. — CEO & Founder
James Rhyu K12 Inc. — EVP & CFO

CONFERENCE CALL PARTICIPANTS
Sara Gubins BofA Merrill Lynch — Analyst
Suzy Stein Morgan Stanley — Analyst
Jeff Mueler Robert W. Baird — Analyst
David Warner First Analysis — Analyst
Jerry Herman Stifel Nicolaus — Analyst
Jeff Silber BMO Capital Markets — Analyst
Trace Urdan Wells Fargo Securities – Analyst

PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the K12 Inc. fourth-quarter and full-year 2013 earnings conference call. My name is Mark and I will be your operator for today’s call. At this time all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of the conference. (Operator Instructions). And as a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to [Christie Parker], Vice President of Investor Relations. Please proceed, ma’am.

Christie Parker - K12 Inc. — VP of IR
Thank you and good morning. Welcome to K12’s fourth-quarter fiscal 2013 earnings conference call. Before we begin the Company would like to remind you that statements made during this conference call that are not historical facts may be considered forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied.

In addition, this conference call contains time sensitive information that reflects management’s best analysis only as of the date of this live call. K12 does not undertake any obligation to publicly update or revise any forward-looking statements. For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to our filings with the SEC. These filings can befound on the Investor Relations section of our website at, www.K12.com.

In addition to disclosing results in accordance with generally accepted accounting principles in the United States, or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release and is also posted on our website. This call is open to the public and is being webcast. This call will be available for replay on our website for 60 days.

With me on today’s call is Nate Davis, Executive Chairman; Ron Packard, Founder and Chief Executive Officer; Tim Murray, President and Chief Operating Officer; and James Rhyu, Chief Financial Officer. Following our prepared remarks will answer any questions you may have. I would now like to turn the call over to Nate.

Nate Davis - K12 Inc. — Executive Chairman

Good morning and thanks for joining us on the call today. I would like to start things off by first welcoming all of our students, dedicated teachers and school administrators back to school. I’m very excited about the start of this new school year and will share with you this morning some of the innovative programs we are launching this fall to further demonstrate our commitment to academic excellence.

I’m also very proud of the financial accomplishments of our team over the past fiscal year. Here’s a quick summary of those results. Revenue growth of $139.8 million or 19.7%; net income grew by $12 million or 60.6%; EBITDA grew to $111.4 million or 28%; operating income grew to $45.7 million or 57.6%; and our cash balance increased to $181.5 million which is a growth of almost $37 million.

As our new CFO, James Rhyu, will discuss in further detail later on this call, we’ve seen improvement in operating income, margins and cash this year, expanding operating income margin by more than 1.3%. Our focus on improving operating efficiencies, improving margins and cash flow is really starting to demonstrate some tangible results.

As these numbers will show, we are committed to earning a return for our investors. But we are equally committed to our mission of improving academic performance for every child including students who come to us behind grade level. These two goals continue to go hand-in-hand because the better our students perform the more demand there will be for a K-12 education.

In fact, this year we will be evaluating and paying our entire senior management team on both operating income and improved academic outcomes in the schools we manage. Our goal is aligned with our various school boards, with the state boards of education and our investors. We strongly believe in harnessing the power of technology to create an individualized education for every student we serve. To that end we are launching a broad array of new pilot programs.

For example, this fall we are conducting two new trials for mathematics technology tools, these tools will allow students to engage in mathematics learning 24/7. We are also introducing diagnostic assessments which Ron will further discuss in more detail on this call. We’ve expanded our on boarding process which we call [Strong Start]. This program is focused on ensuring every student goes through a thorough introduction of how to use our systems, of how to interact with our school administrators as early as possible in the school year, and on proper development of their individual learning plan.

Every superintendent, every principal, every teacher and counselor in the United States public education system is working hard to improve our educational model. We understand and emphasize the difficulties that these folks around the country face every day. We are all working to achieve the same goal — academic success for all students. Quite simply that is the future of our country.

All of us are working diligently to engage students to help parents and coaches understand — their children understand their learning styles and to cope with the reality that technology is such a pervasive part of our children’s lives. But we believe that technology, and especially interactive online learning, presents a special opportunity to individualized education because each student has individual talents and needs. This is also why we believe so strongly every teacher in the brick-and-mortar classroom will benefit in the long-term from the products that we sell and our institutional sales team.

So on our call today we have divided it into the normal three segments. Tim will provide an overview of the operational performance including this institutional sales team I’ve talked about. Tim will also address what changes we have implemented related to the on boarding and retention of students we serve. After that Ron will provide you an update of our business development efforts at the state level and what we’re doing to grow our business. Ron will also expand on my comments about exciting new pilots that we’re launching as we strive to improve academic performance. And naturally James Rhyu will provide you with a discussion on the fourth-quarter and fiscal year 2013 financial results.

As for me, I continue to spend my time driving for a companywide culture of high academic standards, improving the quality and the skills of the team at every level in this organization and working on ways to realize the vision, the long-term vision of individualized and adaptive education products. I’m extraordinarily proud of our culture because it’s one of professionalism, transparency, accountability and the highest level of integrity at every level of our organization. Coupled with our existing culture to service the community as outstanding educators, we remain committed to meeting the challenge of educating youth in our country in innovative and effective ways.

I want to thank you for your time today. And with that introduction I’d like to turn the call over to Tim Murray, our President and Chief Operating Officer. Tim?

Tim Murray - K12 Inc. — President & COO

Thanks, Nate, and good morning, everyone. I’m pleased to report that our annual results reflect continued progress, improving our financial and operational performance as we strive to increase both academic excellence and operational excellence. Let me start with our all-important school results.

Average student enrollments in our managed public schools grew 12.7% during fiscal 2013 as compared to revenue growth of 22.6% for those schools. These results reflect the impact of rate improvements, fewer unfunded enrollments, improved revenue capture and mix changes across states, schools, grade levels and student types.

In our international and private pay schools, revenue increased 12.9% while total semester course enrollments grew by 12% — I’m sorry, 2%. This is primarily as a result of a mix shift to more full-time students particularly in the higher-priced I Academy school and the George Washington University Online High School.

As Nate said, throughout the year we have focused on improving our student retention rates, our internally tracked in-year withdrawal rates for managed public schools in fiscal 2013 decreased 1% compared to the prior year and by an even greater amount on a full-year basis. We also see a correlation between student tenure and academic growth. We had a very focused effort in all of our schools to reregister students for the 2013-2014 school year, and have implemented a number of measures to increase it.

Further, we want to help prospective students better understand our offerings and the fit with their needs and unique situations. We are piloting pre-enrollment approval diagnostic tests in several states. This is an online experience that helps the family or student sample online learning while also providing us valuable input into the individual learning plan for the student should they choose to enroll.

In addition, working with our nonprofit boards and district sponsors, we have expanded the number of schools using face-to-face interviews in the enrollment process for this school year.

Commenting now on marketing, our cost per acquisition for the fourth quarter was down 8.5% compared to the prior year. In looking ahead I would remind you that we generally see higher costs in Q1 due to seasonality. We continue to evaluate our channel mix, focus on SEO and SEM improvements to improve our marketing science, our efficiency and our yield.

Let me now comment on our institutional sales results. Recall in this market we sell digital curriculum, instruction and professional development services and technology solutions to enable school districts to launch and manage a range of online and blended learning programs. We’re seeing the market adoption for these solutions and services accelerate as districts partner with K12 to address a variety of academic needs and personalized learning for their students.

The key drivers for our growth in this segment are the breadth of our catalog, now ranging from pre-K to 12th grade, instructional capabilities and the ability to simplify a district’s management of multiple digital programs and vendors to our technology platform (technical difficulty) 12. As noted previously, revenue growth and institutional sales continue to be impacted by our shift away from the large and lumpy all-you-can-eat lifetime perpetual software license sales in favor of recurring revenue sales.

Total revenue year-over-year was flat; however, excluding the decline in perpetual license sales revenue grew 15.4% year over year, driving higher-quality revenues as more of our sales come from recurring revenue solutions. We see our strategy working as our contract volumes are up year over year and our average value per contract has come down. Revenue contribution from retained customers has improved and we are very focused on working with those customers to increase consumption and usage.

Now back to our managed schools. Throughout fiscal 2013 we made significant investments in our technology and systems to increase availability and reliability, as well as to improve the student and user experience. Our student facing systems averaged 99.8% availability on a 7x24x365 day basis. We also work with our key vendors and partners to improve their performance levels as well.

This, along with improved customer self-help capabilities has reduced overall customer service call volumes to the lowest levels we have seen in the past five years, down 28% on a per student basis as compared to last fiscal year. As of this week almost 75% of our managed schools are now open representing tens of thousands of students and learning coaches. Our investments in our team, processes and infrastructure have resulted in a much smoother ramp and on boarding experience this year as compared to last year. K12 systems have performed very well.

During the fourth quarter of fiscal 2013 we also completed our largest learning management system software release in several years. It delivers significant new functionality to our K-8 programs in the areas of enhanced online assessments, homeroom progress visibility, file sharing and social networking, all features intended to improve the academic experience and academic outcomes.

To improve communications and collaboration within and across our schools we completed the migration of 80% of our schools to Microsoft Exchange providing a rich set of collaboration capabilities. I expect the balance of schools will be completed by September. Over the past year we’ve also focused on procurement and logistics to improve operating leverage. Our materials and computer costs as a percent of revenue are down 15% compared to the prior year reflecting unit cost improvements as well as mix and timing differences.

We are often asked about our ongoing capital investments in curriculum. During the past fiscal year our product development team delivered 14 advanced placement exam review courses and completed 23 core courses recognizing that the timelines and state decisions for common core adoption continue to be in flux; we also completed 20 stay customizations across the K12, Aventa and A+ portfolios for delivery in the 2013-2014 school year. In addition, we delivered eight new mobile learning apps bringing the total to 21.

The success of our products is reflected in our high levels of student and parent satisfaction, as well as industry recognition we received again in fiscal 2013 including for our pre-K program, EmbarK12, which was a winner of the 2013 Parents Choice Award, was named the 2013 finalist for the Cool Tool Award EdTech Digest as well as the 2013 Golden Lamp Award. K12 also received another AEP Distinguished Achievement Award for our second-generation second grade language arts program.

Overall I’m very pleased with the performance of our team to impact academic growth while also delivering improved financial performance. We have a great team at K12 and I know our students’ first focus combined with the greater fiscal and operating discipline will continue to make us even more effective in executing our mission. And with that I would now like to turn the call over to our founder and Chief Executive Officer, Ron Packard.

Ron Packard - K12 Inc. — CEO & Founder
Good morning. As we begin the 2014 school year I would like to take a moment to reflect on one of my fondest memories of this past year, the graduation of the first students to complete their entire K-12 education in one of our managed public schools. I had the honor of speaking at the graduation of the Colorado Virtual Academy in May and was impressed with the accomplishments and dedication of the students, especially the four graduates who had attended our school since kindergarten.

Hearing their success stories and how online education had made such a difference in their lives was truly inspirational and reminded me of what all of us at K12 are dedicated to — offering a high quality individualized education for all students. When one realizes that these students were born about the time the Internet was commercialized it is remarkable to think that they began their education five years later and completed their entire education online. Hearing from these graduates firsthand how we changed their lives makes all the hard work over the past 13 years worthwhile.

As Nate mentioned, we have launched several exciting pilots this fall as we strive to continually improve academic performance. Together with our educational advisory committee we are developing a blueprint on how to improve our academic results and those plans are already being implemented in schools this fall.

For example, we are piloting a diagnostic assessment tool that allows us to develop individualized learning plans, or known as ILPs, for new students who often start school with us before their academic records arrive. We are working towards introducing ILPs for every student with a specific focus on high school students where we believe these ILPs will have a significant impact as we prepare these students for college and careers.

In many ways technology-based education is simply a tool to allows us to individualize a child’s education and engage the student more effectively. Our academic plans for the 2014 school year focus on using these assessment results to drive effective instruction. We continue to prepare for Common Core and are quite excited about it. Our curriculum already aligns relatively well with the Common Core standards and having more homogeneity among the states will allow us to invest more in our core content as we will not have to do as many individual state customizations.

I’m also particularly pleased to report an extraordinary business development year. First and foremost we had an unprecedented year with regard to cap expansion. Between Michigan, Arkansas, Georgia and Texas, we secured cap expansions of close to 17,000 additional enrollment slots. While we do not expect to fill all these slots this fall, it speaks to the growth opportunity in future years. It is also important to note the magnitude of cap expansions in some of these states offer enrollment potential comparable to entry into a new state.

Second, we are opening 10 new schools this year. We currently have assigned management contracts in place with each of these charter schools and all charter contracts are either completed or we are currently assisting the nonprofit boards in negotiating the charter contracts with the applicable school district. Florida is particularly exciting as we’re adding new schools in Palm Beach, Broward, Pasco and Duval counties and we hope to launch Panela the next school year. Some of these counties have more children than a small state.

Additionally, we’ve added new charters in Kansas, Michigan and South Carolina and also added a new Insight School in Ohio. Finally, we are launching the Colorado Preparatory Academy this fall, the third public school we are managing in Colorado this school year.

I’m especially excited by the opening of the Texas online preparatory school. This is our second school in Texas and it significantly expands overcapacity in what might be the largest market in the country for K-12. Having begun work in Texas in 2001 it is especially gratifying this year to be able to enroll all families in grades three through 12 who are eligible to enroll and wish to enroll.

We continue to renew our contracts with our current partners; in fiscal 2013 we renewed our long-term management contracts with more than 20 schools. There is also a favorable news report with regard to per-pupil funding which has been a significant challenge the past several years as a result of the recession. For this school year we remain optimistic about the state funding levels and expect that many states will have improved funding levels over last year.

Public school funding will always vary depending on the economy and each state’s fiscal health, but in the next few years it appears that many states may put more money into education and public charter schools should benefit from that change. The prospect of increased funding, unprecedented cap expansion and the continued mainstream of online education allow us to remain sanguine that fiscal 2014 is shaping up to be an excellent year and a solid growth foundation is being built for the next fiscal year.

Now I will turn over to James to discuss our financial results in detail for the quarter and the fiscal year.

James Rhyu - K12 Inc. — EVP & CFO

Thank you, Ron, good morning, everybody. This morning I’m pleased to report a strong fiscal 2013 that was at the upper end of our most recent guidance range. As a reminder, last quarter we guided to $840 million to $850 million of revenue, $108 million to $112 million in EBITDA, $43 million to $47 million in operating income.

And as Nate mentioned earlier, we ended fiscal year 2013 with revenue of $848.2 million, an increase of $139.8 million or almost 20%; EBITDA of $111.4 million, an increase of $24.4 million or 28%; operating income of $45.7 million, an increase of $16.7 million or up 57.6%; Net income of $28.1 million, an increase of $12 million or 60.6%; and diluted EPS of $0.72, an improvement of $0.27 or 60%.

And for our seasonally low fourth quarter we had revenues increasing $32.7 million or 19.2% to $203 million; EBITDA increased $1.2 million or 7% to $19 million; and operating income came in at $1.3 million which was down a little over $500,000 from the prior year; net income increased $500,000 or 27.8% to $2.3 million; and diluted EPS increased 20% to $0.06 a share.

Now let me give you a little color on our full-year results. We had healthy revenue growth of close to $140 million or 20%. In 2013 our revenue growth was driven primarily by our managed public schools, which saw an increase of almost $135 million or 22.6%. This was the result of a 12.7% increase in average enrollments combined with an 8% increase in average rate.

Enrollment growth is primarily from existing states demonstrating our ability to grow revenue organically. The increased rates were a combination of higher revenue capture and some mix shifts, as Tim noted earlier. Our institutional business was flat for the year; however, Q4 was up 4% year over year and continues to show progress.

Our international and private pay business grew 12.9% for the year and 20% in Q4 over the prior year, primarily as a result of higher average rates. EBITDA grew by more than $24 million or 28% and operating income grew by nearly $17 million or 58%. This represents an expansion of EBITDA margin from 12.3% in fiscal year 2012 to 13.1% in fiscal year 2013 and an expansion in operating income margin from 4.1% in fiscal year 2012 to 5.4% in fiscal year 2013.

Our instructional cost and services grew by almost 22%, which is higher than our revenue growth and reflects some investments we are making in instruction at the schools, as well as some shifts in our mix. Our selling and administrative expenses grew by 15%, less than the rate of revenue growth and product development expenses decreased by 4.5% or almost 18% and on a cash basis the costs were down approximately $2 million or almost 5%.

We ended up with an effective tax rate of 43% which was slightly above our most recent guidance of 41 — 42% and this was driven mainly by higher than expected impact of taxes in (technical difficulty) foreign operations. These results show how we are making progress in expanding our margins. And in the few months since I’ve joined I see ongoing opportunities to expand these margins through tight cost control, more efficient customer acquisition, additional discipline in our investment approach to capital expenditures and by looking for ways to continue diversifying our revenue base and leveraging our assets.

Another important development in fiscal 2013 was the stabilization of our capital expenditures, which are relatively unchanged from the prior year. Capital expenditures plus capital [wide] leases for fiscal 2013 was $74.7 million, a 1.4% decrease from the prior year. As a result our liquidity profile has improved year over year.

Cash from operations for the fiscal year was $95.3 million as compared to $33 million a year ago, and this has helped our cash balance at fiscal yearend improve by more than $36 million to $281 million compared to down for the end of fiscal year 2012, even as we continue to make investments in software and curriculum.

A few other items to note. This year our depreciation and amortization expense was $65.7 million representing a 13.3% increase over last year. This is higher than our previous guidance of $65 million due to some depreciation on projects that began earlier in the second half of the fiscal year than we previously anticipated.

Separately, our China investment in a Company called Web provides us with the right to put back our interest to them and if we exercise that put they would pay us interest on our original investment. During Q4 we decided to exercise our put right and as a result we recorded $2 million in interest income and $12 million as a receivable on the principal. This would show up in other assets in our balance sheet.

I also want to (technical difficulty) update on our aging collections. Our year-end balance was $186.5 million and that represents a 3.5% improvement on DSO’s and a 15% increase year over year in our account receivable balance compared to a 20% revenue growth rate.

Now I want to provide you with some insight regarding our intentions related to fiscal 2014 guidance. As was the case last year, we plan to issue full-year guidance after reviewing fall enrollment data, likely the week of October 14. We also intend to update our guidance and measures to include enhanced guidance down to net income. I will also be providing quarterly guidance one quarter in advance as has been our practice this past year.

And while we’re not issuing guidance on the call today, we are comfortable with the fiscal 2014 estimates posted to First Call through yesterday as follows — revenue of $986.8 million; EBITDA of $133.5 million; EBIT of $62.8 million, net income of $36.2 million; and EPS of $0.95 a share. As you know, these estimates and our ability to achieve these figures are contingent on our final enrollment numbers which will not be available until October. At this point I would like to turn the call back over to Nate.

Nate Davis - K12 Inc. — Executive Chairman

Thank you, James. Before I turn the call over for Q&A I want to thank all of our dedicated employees and partners for a very solid year. I’m very proud of the organization and proud of all the partners. Operator, at this time we would like to open the call to questions.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Sara Gubins, Bank of America.

Sara Gubins - BofA Merrill Lynch – Analyst

Do you think that the additional enrollment slots that you are getting in the manage schools — I’m wondering if that would be enough to be able to give you accelerating enrollment growth next year, particularly given your comment about being comfortable with consensus revenue which would suggest a slower revenue growth rate.

Nate Davis - K12 Inc. — Executive Chairman

Hi, Sara, this is Nate Davis speaking. Welcome to the call this morning. What you’re asking is a question that requires us to project that we’re going to be better than some of the estimates out there. I think we ought to be smart and cautious right now and say the answer to that question would be no. That doesn’t mean we’re not working on it.

I mean, we have a significant marketing effort going on right now to try to capture many of these new enrollments, particularly in spaces like Michigan and Texas and in Florida. But it would be wrong of me to try to project that we’re going to accelerate enrollment growth on the basis of those things. I think it is going to allow us to stay on track from where we were.

Sara Gubins - BofA Merrill Lynch – Analyst

Okay. And then you mentioned 10 new schools this year. Should we think of that as being maybe about 500 students per school?

Ron Packard - K12 Inc. — CEO & Founder

I wouldn’t think of it that way. A lot of these schools are second schools in existing states like Insight Schools opening. So I wouldn’t necessarily peg those new schools to be a significant increase in enrollment growth necessarily.

Sara Gubins - BofA Merrill Lynch – Analyst

Okay. And then you benefited quite a bit in revenue percent this year given the change in the approach around unfunded students. Could you maybe just tell us how many or what percentage of your students in fiscal 2013 were unfunded and how you are thinking about that for next year?

Tim Murray - K12 Inc. — President & COO

Sara, I don’t think we have — this is Tim Murray. I don’t think we’ve been explicit about the numbers of unfunded students in the past. But we saw a significant — we put significant focus as we came into this year on managing that to a lower number. As we look at 2014 we don’t see any change in terms of the level of unfunded students. So the pickup, if you will, that we saw in 2013 we are not projecting for 2014 we are holding where we are at in terms of the mix of unfunded versus funded students.

Sara Gubins - BofA Merrill Lynch – Analyst

Okay, great. Thank you.

Operator

Suzy Stein, Morgan Stanley.

Suzy Stein - Morgan Stanley – Analyst

You talked about the success that you had in renewing contracts. Can you just talk about the kinds of changes that you are seeing in these contracts as they come up for renewal?

Ron Packard - K12 Inc. — CEO & Founder

Sure, you want to do it, Tim?

Tim Murray - K12 Inc. — President & COO
Let me just make sure what Suzy was talking about. Are we talking about the renewal contracts for managed schools, not (multiple speakers)?

Suzy Stein - Morgan Stanley – Analyst

Exactly, for manage schools.

Nate Davis - K12 Inc. — Executive Chairman

Okay, go ahead, Ron.

Ron Packard - K12 Inc. — CEO & Founder

I think we are renewing the contracts on terms that were not any different than they were before. So we’re not seeing a significant shift in terms of the contracts. They are usually doing five to 10 years and we are not seeing much of a change.

Suzy Stein - Morgan Stanley – Analyst

Okay, great. And can you just talk about who your biggest competitors are in the institutional business? And has there been any change there competitively?

Tim Murray - K12 Inc. — President & COO

Suzy, it’s Tam again. No, the really hasn’t been any change competitively. This is a market that doesn’t have very many very large players, the largest, as you know, is a publicly traded company who also competes with us in the manage public school space. The textbook providers are all trying to sell digital solutions so they’re large competitors and I prefer not to name specific smaller competitors. But there are many, many, many small competitors providing point solutions across the provision of remediation solutions, individual curriculum solutions, but overall a very fragmented market. That is why we see opportunity in it quite frankly.

Suzy Stein - Morgan Stanley – Analyst

Okay. And I know you’re not giving guidance yet, although that was very helpful kind of talking around consensus. Can you just maybe talk about what your expectation is for the tax rate for fiscal 2014?

James Rhyu - K12 Inc. — EVP & CFO

Yes, Suzy, it’s James. We are not giving guidance on the tax rate yet, but I would think about it in a range that was similar to fiscal 2013.

Suzy Stein - Morgan Stanley – Analyst

Okay. All right, great, thank you.

Operator

Jeff Mueler, Baird.

Jeff Mueler - Robert W. Baird – Analyst

I guess just to follow up on that first question around if new — or if total enrollment growth should accelerate. If we look at the cap increases, and I know you are not expecting to fill them all, but they are still meaningfully greater than last year. It sounds like all of the commentary on retention and re-registration and what you are doing there is positive.

I guess if you could just help us kind of think about what are the offsetting factors? I know graduates is a bigger number this year or I guess last spring graduates were a bigger number. And you have some schools that are maybe maturing in terms of enrollment growth in uncapped states that have been around for a while. But could you just help us think about what are all the offsetting factors that should lead it to not accelerate given all of the positive commentary on retention, cap expansion, etc.?

Nate Davis - K12 Inc. — Executive Chairman

Well, this is Nate speaking. And I think Tim and Ron will also have some comments on this. First of all, I want to make sure you get an impression and understanding. We are optimistic that we will do a great job with enrollment. It is not that we are pessimistic or we think it’s going to decline; it’s just that I don’t want to get out in front of our headlights and try to signal that we are going to be accelerating growth when we really haven’t gotten to finish the enrollment season yet.

Some of the things, as you already know, we didn’t — we are not going to be opening up any brand-new large states. Even though we’re opening up a significant number of new schools and new cap expansions in existing states, we’re not getting new states. And so, that will be a little bit of an offset. I think that retention, as you mentioned, retention will be slightly better. I think the reenrollment process will be slightly better.

But one of the things we are seeing is a little competitiveness and price of the — as Tim talked a little bit about this — the cost of enrollment. So when we get out there and we’ve got search terms with Google and we’re trying to do a lot of digital marketing we are seeing the cost of that be a little higher. And so, we have a choice at that point, do we put more money into it to try to continue to drive high enrollment or we do we maintain our focus on profitability?

And as we make that decision that might cause us to be a little bit more conservative on the amount of growth but driving it to be more profitable growth, and talk about enrollment growth. So those are some of the factors we think about. Not new states, we think about the competitiveness of the search terms, and those things cause us not to — I don’t want to get too optimistic yet. So that’s my view. Tim and Ron, do you have —?

Tim Murray - K12 Inc. — President & COO

Yes, I would just add the other macro issue here is we really are working hard to work with our prospective families and students to look at goodness of fit of our solution with their needs. We want the right students to come to us — or the students that have the greatest chances of success. And so, we are doing more face-to-face interviews as part of the enrollment process.

We are doing various pilots of efforts or changes in our enrollment process to improve the way students can decide whether they want to enroll or not. So, we are willing to gamble some growth in enrollments to be able to have students that have a greater likelihood of actually being successful with us.

Jeff Mueler - Robert W. Baird – Analyst

Okay. And on the [SCM] rates, is that being driven up more by your large national competitor or is it more the state run schools in some of your larger states that are driving that up?

Nate Davis - K12 Inc. — Executive Chairman

We can’t tell for sure exactly who it is. I think I know who it is but I can’t tell you for sure. I think I know who it is. And by the way, it is not across the board. It’s in a couple of states where I know we are highly competing for some of the same students in those states. So it is not across the board. But there are a couple of states I know where the rates have gone up some.

Jeff Mueler - Robert W. Baird – Analyst

Got it. And then finally, Ron, obviously kudos on the big business development year. Could you just talk about what the pipeline looks like for business development activities over the next 12 months? And what I’m wondering is did you work through a lot of the pipeline in 2013 or is it just kind of continually expanding and there is a chance for another similar size business development year?

Ron Packard - K12 Inc. — CEO & Founder

Well, the next 12 months — obviously, particularly with regard to cap expansion, this year was just unbelievably successful. When I look at some of the states like Texas, which is the largest market in the country and having worked there for 12 years, was gratifying. I think what I’m looking at going forward is I don’t know if you will see the same kind of cap expansion because, like I said, Michigan and Texas are so large it is tough to duplicate a feat like that.

What I do think you will see though is an increase — is hopefully more states, right. This year was — we got very close in a few places and didn’t get it over the finish line. So I am hoping in the coming year we can get several more states over the finish line. We have a large queue of new states in process. So you never know for certain you will get those or when they will happen. But I think I would expect to see probably less success with regard to cap expansion and more success with regard to new states.

I also think the continued addition of more counties in Florida, because, you know, these counties often have 200,000 plus children in them. So continually getting more coverage in Florida will be a big boost that will happen for years to come. So I think we are looking good. But again, it is always very hard to predict these things.

Jeff Mueler - Robert W. Baird – Analyst

Great. Thanks, guys.

Operator

[Marisol Rivera], Standard & Poor’s.

Ron Packard - K12 Inc. — CEO & Founder

Operator, we are not hearing the question.

Operator

The line is open.

Nate Davis - K12 Inc. — Executive Chairman

Why don’t we move to the next question?

Operator

Corey Greendale, First Analysis.

David Warner - First Analysis – Analyst

This is David Warner for Corey. I was wondering if you could comment a bit on your margin expectations for 2014. Maybe some areas where you think you have the opportunity for leverage on some of the expected growth; maybe specifically talk about S&A since you mentioned you have seen some higher admission costs there.

James Rhyu - K12 Inc. — EVP & CFO

Yes. I mean, I think again we are not really going to give some guidance today, but I think we all believe there is continued growth expansion opportunities in our margins, and I think we are going to try to modulate some of these S&A costs as we go forward. So I think you’re going to see continued improvement in the margin.

David Warner - First Analysis – Analyst

Okay, you wouldn’t —.

Nate Davis - K12 Inc. — Executive Chairman

David, there is one other thing that Ron talked about a little bit in his comments, and I know he has mentioned publicly before, and I think it is important to factor in. Looking at the difference between what student enrollment rates have done in previous years versus where they are, the stabilization and flight increase of student enrollment rates will also affect margins. And so that is — we are optimistic about that.

The states are not under the same kind of pressure they were three or four years ago when budgets were tight and the economy was tight. So what happens is parents go and say, hey, I want you to improve my education. We are a public school, and when those funds go to public schools, they come to us as well. So we see some margin expansion from that.

David Warner - First Analysis – Analyst

Okay. And you have had quite a bit of fluctuation in the revenue per student over the past couple of years. Would you expect that to normalize, or is there any specific headwind that you see in 2014 that would affect that, that would really impact that either way? Or can we model maybe just something along the lines of overall state allocation funding growth?

Ron Packard - K12 Inc. — CEO & Founder

Yes, we would expect it to be more normalized because what you have seen in the past, in the past 4 to 5 years, we have had the large headwind obviously from the state budgets, and we also had the unfunded students. So given that we now see rates stabilizing to slightly increasing and we have really a constant percentage of unfunded students, barring any unforeseen changes, I would expect that to become much more normalized. Also, as your portfolio of states gets much larger, the impact of new states mix becomes smaller on it, so you should see an increased stabilization in that rate.

Nate Davis - K12 Inc. — Executive Chairman

You know, last year, FY 2012 over 2011, we were down in the neighborhood of 6%. And then looking at this year — the reimbursable rates were — I think James mentioned they were like almost 8%. We don’t expect that kind of improvement, but we expect it not to go back to the negative. So I would think a number positive but not nearly where we were this year.

David Warner - First Analysis – Analyst

Okay, thank you.

Operator

Jerry Herman, Stifel.

Jerry Herman - Stifel Nicolaus – Analyst

Just a follow-up on that, Nate. You said that the rates last year were up 8% as a component of your RPS change, did I hear that correctly?

Nate Davis - K12 Inc. — Executive Chairman

That’s right. Rates were up about 8% year over year — average rates were up 8% year over year in our managed public school business.

Jerry Herman - Stifel Nicolaus – Analyst

Great. And what about the impact of the unfunded students, if you will, which should now I guess normalize? What was the — what was the impact of that or is that [encapsuled] in the rate?

Nate Davis - K12 Inc. — Executive Chairman

Yes, that is really [encapsulized] in the rate.

Ron Packard - K12 Inc. — CEO & Founder

Yes, that number your quoting, the 8% number, that includes all of the various functions — unfunded students, per pupil increases. So that is just a mathematical calculation, it is not the per funding per child in state, which is different, which was a small component of that.

Nate Davis - K12 Inc. — Executive Chairman

It means our rates are up total. Reimbursed. It’s everything we do together.

Jerry Herman - Stifel Nicolaus – Analyst

And can you quantify the impact of the unfunded students in that 8%?

Ron Packard - K12 Inc. — CEO & Founder

It would be a larger part of it than the per people funding, I can tell you that much.

Jerry Herman - Stifel Nicolaus – Analyst

Okay, great. Very helpful. And, Tim, a question for you with regard to the institutional business. As you transition there when should that normalize, if you will? When should the numbers that you report become more reflective of what is really going on as you transition to a sub model?

Tim Murray - K12 Inc. — President & COO

Sure. I think we are starting to see that now. 2013 was our first full year post the acquisitions of KCDL and AEC. So we’ve made great progress I think in terms of rationalizing our sales model, how we go to market. As we have noted, we’ve seen the percentage of — or the proportion of perpetual revenues decrease substantially from where they were two years ago and one year ago. So I think we we’ll continue to feel the effects this year of the continued decline in perpetuals and next year I think that will be much less of an effect than what we have seen.

So we feel good about how the sales team is focused, we feel good about the changes we are making to enhance our product suite, adding additional content, both K-12 content as well as third-party content. And we also feel good about the work we’re doing in the back office to simplify and integrate some of the billing and fulfillment capabilities. So it continues to get better each quarter.

Jerry Herman - Stifel Nicolaus – Analyst

Great. And, James, I realize you guys aren’t going to give guidance because of the unknowns on enrollment. But can you give us some guidance on some of the things that are known like D&A and your estimate of stock comp and CapEx and capitalized software and curricular development for this year?

James Rhyu - K12 Inc. — EVP & CFO

Yes. I mean I think we would rather hold off and give a complete suite of guidance in October. So I think we are going to hold off and wait until that time.

Ron Packard - K12 Inc. — CEO & Founder

It’s only six weeks.

Jerry Herman - Stifel Nicolaus – Analyst

We just can’t wait I guess. And then the last question and I will turn it over again. How do you guys think about the long-term margin potential of this business? Again, given all the dynamics that go into that, what do you think is reasonable over the longer-term?

Nate Davis - K12 Inc. — Executive Chairman

We won’t give you a number, but if you asked the question how do we think about it, I look at every line item in the business and ask the question, what do we think happens with reimbursement rates? What do we think happens with how well we do on retention? Can we improve retention and re-enrollment? If we look at the marketing cost, can we get more and more efficient as we get larger, is there better scale? Do we have better referral of students from the existing students we have? Can we improve our reputation?

If I look at going beyond EBITDA margins and going all the way down, if I look at how we deploy capital I think that we’re going to get more cost efficient, I think we’re going to get better retention and I do think that there will be less pressure than in previous years on rates. Now I am not going to give you a number, but I’m giving you directionally how we think about it. And when we look at all of those positive factors over the long run, the margins continue to have some ability to grow.

But I can’t tell you the number is going to be instead of 13.5% EBITDA margin it goes to X margin. But I can tell you that I think that margin continues to increase over a multi-year period.

And then lastly, I do believe that while the institutional business is still young and growing and it is a market that is developing, long run that is a market that is going to have higher margins than the current market that we are in because that is a [software] market, it has higher leverage. So that is the reason we want to be in that market is that is another reason why our margins will get better. So I am optimistic that margins will continue to improve over a multi-year period.

Jerry Herman - Stifel Nicolaus – Analyst

Great. Thanks, guys, I will turn it over.

Operator

Jeff Silber, BMO Capital Markets.

Jeff Silber - BMO Capital Markets – Analyst

Just a numbers related question and just going back to the quarter that you just reported. If I remember correctly you expected SG&A in the quarter to be sizably higher and I know it came in below our expectations. Were there any costs that were deferred from the fourth quarter into the first quarter of this year?

James Rhyu - K12 Inc. — EVP & CFO

There are always — there are always some timing-related costs. But I don’t think there’s anything that significant that was deferred specifically from the fourth quarter into the first quarter.

Jeff Silber - BMO Capital Markets – Analyst

Okay. And then looking at gross margins, just taking a look at the impact of instructional costs and services, gross margins went down pretty significantly year over year compared to what we saw in prior quarters this year. You may have explained it at the beginning and I might have missed it, but if you can go over that again I would appreciate it.

James Rhyu - K12 Inc. — EVP & CFO

Well, our gross margins, we had — we made some investments I think in our instructional costs which are pressuring some of our gross margins. Those are investments that we think we are going to improve academic performance. But I don’t see those — I don’t see that rate of investment increasing in any way. So I don’t think that you are going to see continued pressure downward over a longer period of time.

Jeff Silber - BMO Capital Markets – Analyst

Okay, great. And then the share count was a bit higher than I had modeled. Was it the impact of the put back with the Chinese investment?

James Rhyu - K12 Inc. — EVP & CFO

No. The put with the Chinese investment is unrelated to the share count. The share count is really just a function of new issuances of grants for various management personnel.

Jeff Silber - BMO Capital Markets – Analyst

And should this be the starting point we should use for next year?

James Rhyu - K12 Inc. — EVP & CFO

Yes. That is a good starting point for the (multiple speakers).

Jeff Silber - BMO Capital Markets – Analyst

Okay, great. And then just finally, one more. I know you gave your managed enrollments for the year. Is it possible to get the average enrollments in the manage public schools for the quarter?

Tim Murray - K12 Inc. — President & COO

Average enrollment, is that something we disclose?

Christie Parker - K12 Inc. — VP of IR

We can certainly provide that.

Ron Packard - K12 Inc. — CEO & Founder

Yes we can provide that —.

Jeff Silber - BMO Capital Markets – Analyst

Okay. I guess I will get that when I follow up.

Christie Parker - K12 Inc. — VP of IR

Right.

Jeff Silber - BMO Capital Markets – Analyst

Okay, great, thanks so much.

Operator

Trace Urdan, Wells Fargo Securities.

Trace Urdan - Wells Fargo Securities – Analyst

I wonder if you could take a few — just a couple minutes and talk about the Insight School strategy sort of the long-term goals for that, how you feel it is progressing. And do you ultimately see an Insight School option available as commonly as a K12 Academy option for the student areas that you are serving?

Ron Packard - K12 Inc. — CEO & Founder

The answer is yes, so the Insight strategy is moving along nicely; we are excited to be opening the Insight in Ohio and we are putting a lot of human brain capital into developing the right model for academically at risk kids.

And the beautiful thing about the Insight model and the strategy is we want to have schools whose entire culture, from the teachers to the administration to the curriculum, is built around taking children who are behind grade level and bringing them up to grade level, taking students who are coming into high school, credit deficient who would likely be high school dropouts and graduating them from high school.

So, it is a very different culture than you would have and what we traditionally had originally in our virtual academies. So the idea is absolutely to have one school of each type in every single state we operate in and make sure that students find the right option for them.

Trace Urdan - Wells Fargo Securities – Analyst

And, Ron, in those areas where you have an Insight School as an option right now — I mean how has it worked out in terms of trying to — I don’t know, gently persuade or redirect students into the school that is right for them? Are you having success with that?

Ron Packard - K12 Inc. — CEO & Founder

The answer is it is working very well where the model is now full up and in gear. And it really isn’t dissuading or [suading]. What it really is is explaining to prospective students what each school is and our observation is 90% of the students will choose the right school for them and we take everyone who wants to come in either school.

But our observation is that people will choose the right school for them; they know where they are and what they need. So if presented properly we don’t need to do any persuasion or dissuasion, they will choose the school that is right for them and if they choose the wrong one there is nothing we can do about it. But it seems to be working.

Trace Urdan - Wells Fargo Securities – Analyst

Great, thank you.

Operator

Jeff Meuler, Baird.

Jeff Mueler - Robert W. Baird – Analyst

You guys have not been as acquisitive over the last year as you were prior to that. Obviously you have a great balance sheet and you bent the slope of the curve in terms of CapEx expense. Nate, how are you thinking about the usage of that balance sheet?

Nate Davis - K12 Inc. — Executive Chairman

I believe there is — well, first of all you always like to have a lot of liquidity and flexibility, and so I think the Company is in a great financial position to have that. But there is no doubt about the fact that we believe long-term that we should go back to acquisitions. Now the question is when and what type and what companies and what profiles would they have.

I am not adverse to — as a matter of fact we believe that we should do some acquisition. I don’t want to sit here and talk about M&A strategy at this point. But I would say I think about the balance sheet as a strong balance sheet that allows us to do acquisitions. But as you know, the key for our business in the last 18 months, 12 months has been we need to make sure the core business is running well, we need to make sure the academics are strong, we need to make sure the management team is as strong as possible, so when we do and acquisition we don’t distract ourselves and our core business.

And that is why we have held off on acquisitions for a while, that does not mean long-term we won’t do it. Building a strong balance sheet I think will allow us to be in a great position to do that.

Jeff Mueler - Robert W. Baird – Analyst

Okay. And then just a follow-up on the individualized learning plans. I guess what is the process for teacher; call it training in management to kind of shift increasingly towards the ILP type of model? And what are the implications for teacher to student ratios, if any, of having that type of model?

Tim Murray - K12 Inc. — President & COO

Jeff, it’s Tim. We have been doing ILPs for a number of years across K-8 as well as high school. The changes we have made this year is to have looked at what we think is best practice and trying to standardize on that nationally. We have a stated goal that we measure all of our schools against that are 100% ILPs this year. It is the first time we have ever had that as a measured goal.

So we are trying to first of all just execute more effectively and order to do that it has required setting clear expectations, measuring the organization, but also giving them the tools to be able to create these ILPs. We don’t see it at this point in time as having an effect on student-teacher ratios. We will be assessing that as we go forward, of course.

And we are — as both Ron and I mentioned, we’re doing some pre-enrollment exercises with prospective students that provides us input to those ILPs where in many cases we are delayed in getting transcripts and other school records for a student until they are four, five, six, seven even eight weeks into the school year in some cases. And we would really like to have that ILP set at the beginning of the year.

Jeff Mueler - Robert W. Baird – Analyst

Okay. And then for the pre-enrollment exercises, can you give us any sort of rough order of magnitude of what percentage of prospective students are self screening out when they go through those exercises?

Tim Murray - K12 Inc. — President & COO

I can’t. I can tell you that —.

Ron Packard - K12 Inc. — CEO & Founder

It is really hard to isolate the data because you never really know what is doing it and you can only look at changes — small changes. So I don’t think we could answer that question. I don’t think the data is precise enough.

Jeff Mueler - Robert W. Baird – Analyst

Understood, thanks.

Nate Davis - K12 Inc. — Executive Chairman

Before we get another question we would like to go back and make sure we provide an answer to I think it was Jeff who asked the question. James?

James Rhyu - K12 Inc. — EVP & CFO

Yes, so I think the question about the Q4 managed public school enrollments number, we had — you need to remember that because of the seasonality of the quarter that the enrollments will go down a little bit in each Q4 and it has in each of the past couple of years by about the same percentage. So you will see our Q4 enrollments were just a hair above 111,000 on average for Q4. And again, I think that is consistent with what you would have seen in previous years.

Nate Davis - K12 Inc. — Executive Chairman

Okay. Operator, next question.

Ron Packard - K12 Inc. — CEO & Founder

I think that was the last question.

Operator

You have no further questions at this time.

Ron Packard - K12 Inc. — CEO & Founder

I think we’re pretty much out of time.

Nate Davis - K12 Inc. — Executive Chairman

Great. Well, before I wrap up I would like to mention that on September 4 we will be participating in the Barrington Research growth confidence in Chicago and on September 12 we will be presenting at the BMO Capital Markets back-to-school conference in New York. So with that I want to thank you for your time today. I look forward to meeting most of you and speaking more in detail in the upcoming months. So thanks again for your time this morning.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a good day.

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